EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") executed on July 1, 2004, by and between CirTran Corporation, a Nevada corporation, (the "Company"), and Iehab J. Hawatmeh ("Executive"). The Company and Executive desire to terminate Executive's current Employment Agreement, dated November, 1993, assigned to the Company on July 1, 2000 (the "1993 Agreement") and the Company desires to employ the services of Executive on the terms and subject to the conditions of this Agreement, and Executive desires to accept such employment.

         In consideration of the terms and mutual covenants contained in this Agreement, the Company and Executive agree as follows.

         1. Termination of 1993 Agreement. The Company and Executive hereby terminate the 1993 Agreement effective the date of this Agreement.

         2. Employment. The Company hereby engages the services of Executive as Chief Executive Officer and President of the Company to perform those duties delegated by the Board of Directors of the Company (the "Board") and all other duties consistent with such description, and Executive hereby accepts such employment. During the term of this Agreement, Executive shall perform such additional or different duties and accept appointment to such additional or different positions of the Company as may be specified by the Board, provided that such duties are consistent with his title. Executive shall perform his obligations to the Company pursuant to this Agreement under the direction of the Company, and Executive shall devote his full time and reasonable efforts to such performance.

         3. Term. This Agreement shall be effective as of June 26, 2004 (the "Effective Date") and shall continue for five years thereafter, unless sooner terminated by either party as provided in Section 7 hereof. Thereafter, this Agreement shall be automatically renewed on a year-to-year basis after the expiration of the initial or any subsequent term of this Agreement unless terminated by either party as provided in Section 7 hereof.

         4. Compensation.

                  (a) For services rendered pursuant to this Agreement, Executive shall receive, commencing on the Effective Date, a base salary ("Base Salary") of $225,000.00 per year. The base salary shall be reviewed by the Board annually and may be increased as determined by the Board. The Board's determination of salary will be based primarily on Executive's ability to meet, and to cause the Company to meet, annually established goals.

                  (b) Executive shall be granted a bonus of 5% of the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA"), payable quarterly, in addition to such other bonuses as the Board, in its discretion, may determine.



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                  (c) Executive may be granted options to purchase shares of the
Company's common stock as determined from time to time by the Board or the Committee established pursuant to the Company's Stock Option Plan. Such options shall be subject to such other terms and conditions as may be determined by the Board or the Committee when and if such options are granted.

         5. Employment Benefits. The Company shall provide Executive vacation time, standard U.S. holidays, sick leave and fringe benefits, including but not limited to, participation in any educational seminars, pension, medical reimbursement and employee benefit plans that may be maintained by the Company from time to time as are made generally available to other senior management employees of the Company in accordance with Company policies. In addition, Executive shall receive the following:

(a) A car allowance of $250 per month to cover fuel and repairs of an automobile.

(b) A cellular telephone and account that shall be held in the Company's name.

(c) 100% of all medical expenses including but not limited to dental, and vision, for Executive and his spouse and children up to the age of 22, which shall include insurance premiums and deductible amounts.

(d)            Life insurance of $100,000 and disability insurance.

(e) The Company shall obtain and maintain officer and director insurance as the Board determines.

(f) The Company shall grant to Executive any and all standard and customary de minimis benefits granted to Company's salaried employees in general.

         The Company will not reduce Executive's benefits without the consent of Executive.

         6. Expenses. The Company will reimburse Executive for expenses incurred in connection with its business, including expenses for travel, lodging, meals, beverages, entertainment and other items on Executive's periodic presentation of an account of such expenses in accordance with policies established by the Company.

         7. Termination. Executive's employment will terminate upon the first to occur of the following:

                  (a) Termination by the Company for "cause," as determined by the Board. For the purposes of this Section 6(a), "cause" shall mean:



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                         (i)  willful  misfeasance  or gross  negligence  in the
                    performance of his duties hereunder after 30 days notice and after a 60 day period to cure such defect;

                         (ii) willful engagement by Executive in dishonest or illegal conduct that is demonstrably injurious to the Company; or

                         (iii) conviction of a felony.

         Executive shall receive no notice of employment termination for cause in the case of (ii) and (iii) above. Immediately upon termination under Section 7(a), the Company shall have no further obligations to Executive under this Agreement.

                  (b) Termination by the Company in the event of Executive's disability. "Disability" will be deemed to exist if Executive has substantially failed to perform the essential functions of his duties hereunder for 180 consecutive days (notwithstanding reasonable accommodation by the Company) for reasons of mental or physical health, or if a physician selected in good faith by the Company examines Executive (and Executive hereby agrees to permit such examinations at the Company's expense) and advises the Company that Executive will not be able to perform the essential functions of his duties hereunder for the following 180 consecutive days. If the Company terminates Executive's employment for Disability, Executive shall receive the compensation due under
Section 4 of this Agreement and Executive's benefits due under Section 5 or 6 of this Agreement through the date of termination and the Company will have no further obligation under this Agreement at that time

                  (c) Executive's death. In the event of Executive's death, all of Company's obligations under this Agreement shall terminate immediately. Executive's estate shall receive compensation due under Section 4 of this Agreement and Executive's benefits due under Section 5 or 6 of this Agreement through the date of death plus any additional insurance benefit provided by the benefits plan.

                  (d) Notwithstanding anything herein to the contrary, in the event of a termination by the Company without cause or a termination by the Company of the Executive within two years following a "Change of Control" (as defined below), Executive shall be entitled to a severance package following the effective date of termination. The severance package shall consist of (i) the equivalent of five full years of Executive's base salary paid out half upon termination and half 12 months thereafter; and (ii) continuation of any health, life (other than key man life) and disability insurance being paid by the Company at the time of the termination for [five] years following termination. No severance shall be paid with respect to a voluntary termination by the Executive of his employment.

         For purposes of the foregoing, the term "Change of Control" shall mean the occurrence of any one of the following: (i) the Company enters into an agreement of reorganization, merger or consolidation pursuant to which the Company or a subsidiary is not the surviving corporation (other than mergers solely to effect a change in domicile or similar transactions not involving any change in beneficial ownership of Executive in the Company's business), (ii) the Company sells substantially all its assets to a purchaser other than a subsidiary, or (iii) shares of stock of the Company representing in excess of


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50% of the total combined voting power of all outstanding classes of stock of the Company are acquired, in one transaction or a series of related transactions, by a single purchaser or group of related purchasers unless Executive has sold all of his shares to such purchasers. Notwithstanding the above, the transactions described in the preceding sentence shall not constitute a Change of Control if (a) Executive is a party to the plan of reorganization, asset sale agreement, stock sale agreement or other agreement creating the transaction, or (b) Executive votes in favor of the transaction in his capacity as a director of the Company.

         8. Notice of Termination. Any termination of Executive's employment under this Agreement, except for termination for "cause" under Paragraph 7(a)(ii) and (iii) of this Agreement, shall be communicated by a written Notice of Termination (the "Notice") to the other party hereto, which Notice shall specify the particular termination provision in this Agreement relied upon by the terminating party and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under such provision. Any such Notice to the Company shall be delivered to the Company's president or personnel director at its principal place of business. Any such Notice to Executive shall be delivered personally to Executive or delivered to his residence address listed in the Company's personnel records.

         9. Complete Agreement. This Agreement supersedes in its entirety the 1993 Agreement between the parties. This Agreement embodies the complete agreement and understanding between the parties and supersedes any prior understandings, agreements or representations by or among the parties, whether written or oral, concerning the subject matter hereof in any way.

         10. Amendments; Waivers. This Agreement may not be amended except by a writing signed by both the Company and Executive. Any waiver by a party hereof of any right hereunder shall be effective only if evidenced by a signed writing, and only to the extent set forth in such writing.

         11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs and assigns, except that Executive may not assign any of his obligations hereunder without the prior written consent of the Company.

         12. Remedies. Each of the parties to this Agreement will be entitled to specifically enforce its rights under this Agreement, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled.

         13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

         14. Notices. Any notice to be given hereunder shall be in writing and shall be effective when personally delivered or sent to the other party by registered or certified mail, return receipt requested, or overnight courier, postage prepaid, or otherwise when received by the other party, at the address set forth at the end of this Agreement.



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         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above to be effective as of the Effective Date.

                           CIRTRAN CORPORATION



                           By:   /s/ Trevor M. Saliba
                                  Name: Trevor M. Saliba
                                  Title:   Director
                                  Address: 4125 South 6000 West
                                             West Valley City, UT  84128

                           EXECUTIVE:


                           /s/ Iehab Hawatmeh
                           Iehab J. Hawatmeh
                           Address: 4125 South 6000 West
                                    West Valley City, UT  84128